UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2008

Embarq Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-32732	20-2923630
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5454 W. 110th Street Overland Park, Kansas	66211
(Address of principal executive offices)	(Zip Code)

(913) 323-4637

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

On February 28, 2008, the Board of Directors of Embarq Corporation (the “Company”) approved the Embarq Corporation 2008 Equity Incentive Plan (the “Plan”), subject to approval of the Company’s shareholders. On May 1, 2008, the shareholders of the Company approved the Plan at the annual meeting of shareholders. Regular employees of the Company and non-employee members of the Company’s Board of Directors are eligible to participate in the Plan. The Plan will be administered by the Compensation Committee of the Board of Directors, which is comprised of at least three non-employee directors. The committee may award stock options in the form of nonqualified stock options or incentive stock options, or stock appreciation rights, each with a maximum term of ten years. The committee may also award restricted stock and restricted stock units and establish the applicable restrictions. In addition, the committee may grant performance shares and performance units and other stock-based awards, with performance awards payable to, or exercisable by, the participant upon the achievement of performance goals during performance periods established by the committee. The maximum number of shares as to which stock options and stock awards may be granted under the Plan is 15,000,000. Each stock option or stock appreciation right awarded under the Plan will reduce that maximum by one share and each other award payable in shares will reduce the maximum by three shares. Shares surrendered for the payment of the exercise price or withholding taxes under stock options or stock appreciation rights, and shares repurchased in the open market with the proceeds of an option exercise, may not again be made available for issuance under the Plan.

This description of the Plan is qualified in its entirety by reference to the actual Plan, which is filed as Exhibit 10.1 to this Form 8-K and is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Description
10.1	Embarq Corporation 2008 Equity Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Embarq has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Embarq Corporation

		By:	/S/ Tracy D. Mackey
Date:	May 2, 2008		Tracy D. Mackey
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Embarq Corporation 2008 Equity Incentive Plan

3